Exhibit 99.1: Peoples Financial Corporation Press Release Dated July 28, 2021

FOR IMMEDIATE RELEASE

For more information, contact:

Chevis C. Swetman, President and CEO

228-435-8205

cswetman@thepeoples.com

PEOPLES FINANCIAL CORPORATION REPORTS

RESULTS FOR THE SECOND QUARTER OF 2021

BILOXI, MS (July 28, 2021) - Peoples Financial Corporation (the “Company”)(OTCQX Best Market: PFBX), parent of The Peoples Bank, announced earnings for the second quarter ending June 30, 2021.

Net income for the second quarter of 2021 was $789,000 compared to a net loss of $277,000 for the second quarter of 2020. The earnings per weighted average common share for the second quarter of 2021 were $0.16 compared to loss per weighted average common share of $0.06 for the second quarter of 2020. Per share figures are based on weighted average common shares outstanding of 4,878,557 and 4,883,764 for the second quarters 2021 and 2020, respectively.

The improvement in net income for the second quarter of 2021 is primarily due to the decrease in the provision for loan losses of $22,000 for the second quarter of 2021 as compared with $1,333,000 for the second quarter of 2020. In the second quarter of 2020, a specific reserve of $1,135,000 was allocated to one credit based on new information relating to this customer.

Net income for the first six months of 2021 increased $4,273,000 to $5,119,000 compared to net income of $846,000 for the first six months of 2020. The earnings per weighted average common share for the first six months of 2021 were $1.05 compared to earnings per weighted average common share of $0.17 for the first six months of 2020. Per share figures are based on weighted average common shares outstanding of 4,878,557 and 4,905,690 for the first six months of 2021 and 2020, respectively.

The Company’s net income for the first six months of 2021 improved significantly due to the reduction in the allowance for loan losses of $4,831,000. During the first quarter of 2021, the Bank subsidiary recorded a recovery of $4,510,000 on a previously charged-off loan. Based on that computation and the on-going evaluation of the credit quality of the entire loan portfolio, Management recorded a negative provision for loan losses of $4,853,000 during the first quarter of 2021.

The Company’s net income for the first six months was also impacted by an increase in non-interest expense, primarily a result of the settlement of a lawsuit of $1,125,000.

“We are pleased to report the continued progress your Company has achieved in implementing its strategic plan.” said Chevis C. Swetman, chairman and chief executive officer of the Company and the Bank. He added, “For some time, Bank management has focused on improving asset quality, with those efforts resulting in the significant reduction in past due loans, nonaccruals and other real estate. Reducing our cost of funds has been another priority and I can report that the Bank has successfully repriced a number of large depository bids which will result in a reduction in interest expense.”

Strength, security and stability have been hallmarks of the Company since its founding in 1985 and of The Peoples Bank since its founding in 1896. With very few exceptions, we have paid semi-annual cash dividends to our shareholders, while maintaining the strong capital position our shareholders expect. The Company’s capital continues its position as one of the highest in the Southeast United States. The Company’s primary capital ratio was 13.89% and 16.58% at June 30, 2021 and 2020, respectively. The Company’s book value per share was $19.72 and $20.31 at June 30, 2021 and 2020, respectively.

Founded in 1896, with $768 million in total assets as of June 30, 2021, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the Bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

Peoples Financial Corporation’s common stock is listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the Internet at the Company’s website, www.thepeoples.com, and at the website of the Securities and Exchange Commission, www.sec.gov.

This news release reflects industry conditions, Company performance and financial results and contains “forward-looking statements,’ which may include forecasts of our financial results and condition, expectations for our operations and businesses, and our assumptions for those forecasts and expectations. Do not place undue reliance on forward-looking statements. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ materially from the anticipated results and expectation expressed in such forward-looking statements.

Factors that could cause our actual results to differ materially from our forward-looking statements are described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Regulation and Supervision” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in other documents subsequently filed by the Company with the Securities and Exchange Commission, available at the SEC’s website and the Company’s website, each of which are referenced above. To the extent that statements in this news release relate to future plans, objectives, financial results or performance by the Company, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are generally identified by use of words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology.

Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. All information is as of the date of this news release. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

PEOPLES FINANCIAL CORPORATION
(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net interest income	$4,728	$4,449	$9,243	$8,845
Provision for (reduction of) allowance for loan losses	22	1,333	(4,831)	1,397
Non-interest income	1,588	1,753	3,098	4,019
Non-interest expense	5,505	5,146	12,053	10,621
Net income (loss)	789	(277)	5,119	846
Earnings (loss) per share	.16	(.06)	1.05	.17

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Allowance for loan losses, beginning of period	$4,072	$4,191	$4,426	$4,207
Recoveries	88	59	4,672	121
Charge-offs	(54)	(254)	(139)	(396)
Provision for (reduction of ) loan losses	22	1,333	(4,831)	1,397
Allowance for loan losses, end of period	$4,128	$5,329	$4,128	$5,329

ASSET QUALITY	June 30,
	2021	2020
Allowance for loan losses as a percentage of loans	1.55%	1.83%
Loans past due 90 days and still accruing	$	$82
Nonaccrual loans	2,455	8,381

PERFORMANCE RATIOS (annualized)	June 30,
	2021	2020
Return on average assets	1.42%	.27%
Return on average equity	11.31%	1.74%
Net interest margin	2.70%	3.07%
Efficiency ratio	70%	93%
Primary capital	13.89%	16.58%

BALANCE SHEET SUMMARY	June 30,
	2021	2020
Total assets	$767,740	$656,450
Securities	372,142	252,956
Loans	265,805	290,538
Other real estate	2,621	6,100
Total deposits	648,969	535,848
Shareholders' equity	96,182	99,197
Book value per share	19.72	20.31
Weighted average shares	4,878,557	4,905,690